   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997
                                              REGISTRATION NO. 333-_____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            KOS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           Florida                                      67-0670898
  (State of incorporation)                   (I.R.S. Employer Identification)


                      1001 BRICKELL BAY DRIVE, 25TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 577-3464
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              KOS PHARMACEUTICALS, INC. 1996 STOCK OPTION PLAN AND
                      EMPLOYEE AND CONSULTANT STOCK OPTIONS
                              (Full title of plan)


                                 DANIEL M. BELL
                       1001 BRICKELL BAY DRIVE, 25TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 577-3464
    (Name, address, including zip code, and telephone number, including area code, of agent for service)


                        COPIES OF ALL COMMUNICATIONS TO:

                              STEVEN SONBERG, ESQ.
                              HOLLAND & KNIGHT LLP
                           ONE EAST BROWARD BOULEVARD
                          FT. LAUDERDALE, FLORIDA 33301
                                 (954) 525-1000


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                    PROPOSED               PROPOSED
                                                                    MAXIMUM                 MAXIMUM               AMOUNT OF
                TITLE OF                    AMOUNT TO            OFFERING PRICE            AGGREGATE             REGISTRATION
       SECURITIES TO BE REGISTERED      BE REGISTERED (1)          PER SHARE            OFFERING PRICE               FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                             4,000,000                $36.625               $146,500,000            $44,394(2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                               325,000                  $1.15                   $373,750               $114(3)
==================================================================================================================================



(1) THIS REGISTRATION STATEMENT ALSO COVERS ANY ADDITIONAL SHARES THAT MAY HEREAFTER BECOME PURCHASABLE AS A RESULT OF THE ADJUSTMENT PROVISIONS OF THE PLAN OR THE AGREEMENTS PURSUANT TO WHICH SUCH SHARES ARE ISSUED.
(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE BASED UPON THE AVERAGE OF THE HIGH AND LOW PRICES REPORTED ON THE NASDAQ NATIONAL MARKET ON SEPTEMBER 9, 1997, OF $36.625.
(3) DETERMINED IN ACCORDANCE WITH RULE 457(h), THE REGISTRATION FEE IS BASED ON THE AVERAGE EXERCISE PRICE PER SHARE FOR SHARES PRESENTLY SUBJECT TO OUTSTANDING OPTIONS.

                                EXPLANATORY NOTE

         This Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the "Plan") and pursuant to options awarded outside the Plan to an employee and a consultant. The Reoffer Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings or resales of common stock previously acquired or to be acquired by the participants in the Plan or an employee awarded options outside the Plan, who are deemed to be control persons of the Company.

REOFFER PROSPECTUS

                                1,463,000 SHARES



                                   [KOS LOGO]


                            KOS PHARMACEUTICALS, INC.

                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE

               ---------------------------------------------------

         The shares of common stock, $.01 par value (the "Common Stock"), of Kos Pharmaceuticals, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain directors and executive officers of the Company (the "Selling Shareholders"). The Shares have been or may be acquired by the Selling Shareholders from time to time from the Company upon the exercise of options to purchase such Shares granted to the Selling Shareholders by the Company pursuant to the Company's 1996 Stock Option Plan (the "Plan") or pursuant to option agreements entered into between such Selling Shareholder and the Company outside the Plan. Options to purchase 1,188,000 Shares authorized pursuant to the Plan, and options to purchase 275,000 Shares awarded outside the Plan, are currently held by the Selling Shareholders. See "Selling Shareholders."

         All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Shareholders will be borne by the individual Selling Shareholder. The Company will not be entitled to any of the proceeds from such sales, although the Company is entitled to receive the exercise price of the options under which the shares of Common Stock are acquired by the Selling Shareholders.

         The shares of Common Stock are quoted on the Nasdaq National Market under the symbol "KOSP". On September 10, 1997, the last reported sales price of the Common Stock on the Nasdaq National Market was $36.25 per share.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                  COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

               ---------------------------------------------------

         No person has been authorized to give any information or to make any representations, other than those in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any state to or from any person to whom it is unlawful to make or solicit such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information herein since the date hereof.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 12, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission with a web site address of http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                             ADDITIONAL INFORMATION

         The following documents filed with the Securities and Exchange Commission by the Company are incorporated herein by reference:

         (1) The Company's annual report on Form 10-K for the period ending June 30, 1997;

         (2) The Company's reports on Form 8-K filed with the Commission on July 29, 1997, and September 2, 1997;

         (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part thereof from the date of filing of such documents; and

         (4) The description of the Company's Common Stock contained under the caption "Description of Registrant's Capital Stock" in the 424(b) Prospectus and incorporated by reference into the Registration Statement of the Company on Form 8-A (Commission File No. 000-22171) filed with the Commission pursuant to
Section 12(g) of the Exchange Act on February 25, 1997.

         Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such request should be directed to the President, Kos Pharmaceuticals, Inc., 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, telephone number (305) 577-3464.

                           FORWARD LOOKING STATEMENTS


         From time to time, information provided by the Company or statements made by its directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Registration Statement, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the Company's market and customers, the Company's objectives and plans for future operations and products and the Company's expected liquidity and capital resources). Actual results may differ materially from those projected or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events, which may not prove to be accurate. These forward looking statements involve risks and uncertainties including but not limited to the Company's future cash flows, sales, gross margins and operating costs, regulatory developments, the effect of conditions in the pharmaceutical industry and the economy in general, legal proceedings, as well as certain other risks. Subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere in this Registration Statement, and in reports filed by the Company with the Securities and Exchange Commission. For a further discussion of these and other significant factors to consider in connection with forward- looking statements, reference is made to the discussion in this Registration Statement under the heading "Risk Factors."














NIASPAN(R) is a registered trademark of the Company.

Once-A-Night(TM) is a trademark for the Company's once-a-day at bedtime dosing regimen.

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING "RISK FACTORS" HEREIN.

                                   THE COMPANY

         Kos Pharmaceuticals, Inc. ("Kos", pronounced Kos, or the "Company") is a fully integrated specialty pharmaceutical company engaged in developing and commercializing proprietary prescription pharmaceutical products, primarily for the treatment of certain chronic cardiovascular and respiratory diseases. The Company developed and is currently manufacturing and marketing its lead product, NIASPAN. The Company intends also to manufacture its products under development and to market such products directly through its own specialty sales force. The Company's cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. The Company's respiratory products under development consist of aerosolized inhalation formulations to be used primarily with the Company's proprietary inhalation devices.

         On July 28, 1997, Kos received clearance from the U.S. Food and Drug Administration ("FDA") to market NIASPAN. NIASPAN is the first once-a-day formulation of niacin approved by the FDA for the treatment of mixed lipid disorders, which are primary risk factors for coronary heart disease ("CHD"). In addition, NIASPAN is the only patient-friendly lipid-altering product that moves all of the major lipid components in the proper direction. NIASPAN has been approved for the following indications: (i) to reduce elevated total cholesterol, low-density lipoprotein ("LDL") cholesterol, and apolipoprotein B;
(ii) to reduce elevated total and LDL cholesterol when used in combination with a bile-acid binding resin; (iii) to reduce very high serum triglycerides; (iv) to reduce the risk of recurrent nonfatal myocardial infarction; (v) to promote the regression or slow the progression of atherosclerosis when used in combination with a bile-acid binding resin. The Company began shipping NIASPAN to wholesalers in mid-August 1997, and it began detailing NIASPAN to physicians in September 1997.

         Since the mid-1980's, clinical research has revealed that abnormal levels of several lipids are atherogenic risk factors for CHD. Such lipid disorders afflict approximately 56 million adults in the United States. Niacin, the active ingredient in NIASPAN, is a water soluble vitamin long recognized by the National Institutes of Health ("NIH") and the American Heart Association ("AHA") as an effective pharmacological agent for the treatment of mixed lipid disorders, including elevated LDL cholesterol, total cholesterol, and triglycerides and depressed high-density lipoprotein ("HDL") cholesterol. The Company's NDA for NIASPAN was based principally on three double-blinded, placebo-controlled pivotal clinical trials and one long-term, open label safety study involving an aggregate of 633 NIASPAN-treated subjects at 17 sites throughout the United States. The results of these trials produced statistically significant changes in all major lipid components without serious treatment-related adverse events. Treatment with NIASPAN demonstrated a 14% to 19% reduction in LDL cholesterol, a 25% to 35% reduction in triglycerides, a 22% to 29% increase in HDL cholesterol, and a 24% to 29% reduction in lipoprotein
(a) ("Lp(a)"). Moreover, NIASPAN's controlled-release formulation and Once-A-Night(TM) dosing regimen reduced the liver toxicity and intolerable side effects generally associated with currently available formulations of niacin.

         As of September 2, 1997, the Company's field sales force consisted of 94 experienced pharmaceutical sales representatives. These representatives have begun marketing NIASPAN to the approximately 18,000 physicians who account for approximately 40% of the prescriptions for lipid-altering medications in the United States. Kos intends to expand its field sales force to more than 125 representatives and to use this sales force to inform the physicians as to NIASPAN'S safety and efficacy profile and the manner in which NIASPAN achieves such profile. In 1996, the market for cholesterol reducing drugs was nearly $3.0 billion in the United States and was one of the fastest growing sectors of the cardiovascular market. The Company is seeking licensors to market NIASPAN outside the United States, where sales of cholesterol reducing drugs approximated $3.0 billion in 1996.

         The Company was founded in 1988 by the former Chief Executive Officer, Chief Operating Officer, and Director of Product Development of Key Pharmaceuticals, Inc., which was acquired by Schering-Plough Corporation in June 1986. The Company believes that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products but which offer certain safety advantages (such as reduced harmful side effects) or patient compliance advantages (such as once-a-day rather than multiple daily dosing regimens) over such products. Kos believes that developing proprietary products based on currently approved drugs, rather than new chemical entities ("NCEs"), may reduce regulatory and development risks and, in addition, may facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. Six of the Company's seven products under development require new drug application ("NDA") filings with the FDA. Although such NDA filings are more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.

         The Company's management has significant experience in implementing the principal elements of the Company's business strategy. These elements consist of the following: (i) select products with unrealized commercial potential where safety or patient compliance may be improved; (ii) focus initially on the large, rapidly growing cardiovascular and respiratory markets, which include many chronic diseases requiring long-term therapy; (iii) develop proprietary formulations of currently approved pharmaceutical compounds, which can reduce regulatory and development risks typically associated with the development of new chemical entities; (iv) manage directly the clinical development of its products; (v) manufacture its products internally; (vi) market its products directly through the Company's specialty sales force; and (vii) leverage its core competencies through corporate and academic alliances.

         Kos has three other once-a-day, controlled-release cardiovascular products that are currently under development: (i) Nicostatin(TM), a combination of NIASPAN and a currently approved HMG CoA reductase inhibitor (or "statin") for the treatment of mixed lipid disorders; (ii) a branded generic form of isosorbide-5-mononitrate ("IS- 5-MN"), a nitrate for angina; and (iii) a formulation of captopril, an angiotensin converting enzyme ("ACE") inhibitor for hypertension. In 1996, the disease segments of the cardiovascular market for which the Company is developing its products achieved aggregate sales in the United States of approximately $11.5 billion.

         Kos also is developing four respiratory products, dispensed in aerosolized metered-dose inhalation ("MDI") devices for the treatment of asthma. All four aerosol products use non-CFC propellants, which are generally regarded as environmentally safe, and all four require NDA filings. The Company's aerosol products consist of two inhaled steroids, triamcinolone and flunisolide, dispensed in a proprietary breath coordinated inhaler being developed by the Company; a beta-agonist, albuterol, dispensed in a generic MDI; and either albuterol or triamcinolone dispensed in a proprietary breath actuated inhaler being developed by the Company, principally for pediatric and geriatric uses. The market for asthma products in 1996 was $2.5 billion in the United States.

         The Company currently collaborates with third parties in the development of certain products and sponsors basic research at universities. Kos also intends to pursue the acquisition of products or drug-delivery technologies for development by Kos, particularly acquisitions or licenses for currently marketed or late-development-stage cardiovascular products that complement NIASPAN for detailing by the Company's sales force.

         The Company completed an initial public offering of its Common Stock on March 12, 1997 (the "IPO"). Prior to the IPO, the Company's operations were funded entirely by Kos Investments, Inc. ("Kos Investments"), which is controlled by Michael Jaharis, one of the Company's founders and its Chairman. At September 2, 1997, the Company employed 249 people, of whom 111 were in marketing and sales, 76 were in product development, 39 were in manufacturing, and 23 were in administration.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

         The Company's success depends to a significant extent on whether its lead product, NIASPAN, is successfully commercialized. There can be no assurance as to the successful commercialization of NIASPAN. The successful commercialization of NIASPAN may be affected by various factors, certain of which are set forth below.

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

         Through the end of the Company's fiscal year ended June 30, 1997, the Company was a development stage company. To date, the Company has dedicated most of its financial resources to the development and commercialization of NIASPAN, the development of other products, and general and administrative expenses. The Company expects to incur significant operating losses for at least the next six months, primarily due to continued investments in its research and development programs and for manufacturing and marketing, sales and administrative expenses associated with the launch of NIASPAN. No assurance can be given that additional significant losses will not continue thereafter. The Company's ability to achieve and maintain profitability will depend, among other things, on the commercial success of NIASPAN and on the Company's ability to successfully complete the development of its products, obtain regulatory approvals, establish manufacturing and sales and marketing capabilities, achieve market acceptance for its products, and maintain sufficient funds to finance its activities. As of June 30, 1997, the Company's accumulated deficit was $79.8 million. In connection with the transfer of operations from Holdings to the Company on June 30, 1996, net operating loss carryforwards amounting to approximately $51.0 million and related tax benefits remained with Holdings and were not transferred to the Company. Consequently, the Company had no tax assets or liabilities as of June 30, 1996, and can only utilize net operating loss carryforwards sustained subsequent to June 30, 1996 (amounting to $22.3 million as of June 30, 1997), to offset future taxable net income, if any. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

UNCERTAINTIES RELATED TO MARKET ACCEPTANCE OF NIASPAN AND PRODUCTS UNDER DEVELOPMENT

         The Company's ability to successfully commercialize NIASPAN will depend in part on the acceptance of NIASPAN by physicians and their patients. The Company believes that intolerable flushing is a principal reason why physicians generally have been reluctant to prescribe or recommend currently available formulations of niacin. Flushing episodes are often characterized by facial redness, tingling or rash. Although most patients taking NIASPAN will sometimes flush, the formulation and dosing regimen for NIASPAN have been designed to maximize patient acceptance and minimize the occurrence of flushing. There can be no assurance, however, that patients using NIASPAN will not suffer episodes of flushing that they consider intolerable. The failure of physicians to prescribe NIASPAN or the failure of patients to continue taking NIASPAN due to intolerable flushing or other side effects would have a material adverse effect on the Company. The Company believes that physicians have also been reluctant to prescribe or recommend certain currently available formulations of niacin because of potential liver toxicity associated with these formulations. Although clinical trials conducted using NIASPAN demonstrated that fewer than 1% of patients experienced clinically significant elevations in liver enzyme levels, there can be no assurance that patients using NIASPAN in actual practice will not experience clinically significant elevations of liver enzymes or other side effects at a rate higher than those experienced in the Company's clinical trials.

         Unanticipated side effects or unfavorable publicity concerning NIASPAN, any of the Company's products under development, or any other product incorporating technology similar to that used in NIASPAN or the Company's products under development could have an adverse effect on the Company's ability to obtain regulatory approvals; to achieve acceptance by prescribing physicians, managed care providers, or patients; and to commercialize its products, any of which could have a material adverse effect on the Company.


UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT

         Although the Company recently obtained clearance from the FDA to market NIASPAN, there can be no assurance that the Company will be able to successfully formulate any of its other products as planned, or that the Company will be successful in demonstrating the safety and efficacy of such products in human clinical trials. These trials may be costly and time-consuming. The administration of any product the Company develops may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA or other regulatory approval for any or all targeted indications. Even if regulatory approval is secured, the Company's products under development may later produce adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. The Company may discontinue the development of any of its products under development at any time.

PATENTS AND TRADEMARKS; INTERFERENCE

         The Company's ability to commercialize any of its products under development will depend, in part, on its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. In addition, the patents for which the Company has applied relating to NIASPAN and certain other of the Company's products under development are based on, among other things, the timed administration of NIASPAN. If the indications treated by NIASPAN and such other products under development could be treated using drugs without such timed administration, the Company's patents, if issued, would not prevent the use of such drugs for the treatment of such indications, which would have a material adverse effect on the Company. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable or that any patents will provide meaningful protection to the Company.

         In general, the U.S. patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the timed use of certain compounds to treat specified conditions. Composition-of-matter protection is not available for the active ingredient in NIASPAN. The active ingredient in NIASPAN, niacin, is currently sold in the United States and other markets for lipid altering and for other uses. Even in jurisdictions where the use of the active ingredient in NIASPAN for lipid altering and other indications may be covered by the claims of a use patent licensed to the Company, off-label sales might occur, especially if another company markets the active ingredient at a price that is less than the price of NIASPAN, thereby potentially reducing the sales of NIASPAN.

         The Company has a patent application pending in the U.S. Patent and Trademark Office ("PTO") with claims covering NIASPAN's method-of-use consistent with its recommended once-a-day dosing regimen. The Company has been advised by the patent examiner that certain of these claims are allowable, but none of the claims have yet been issued as a patent. The patent examiner has, however, indicated that the PTO's Board of Appeals may declare an interference between such Kos application and a method-of-use patent issued to a generic manufacturer allegedly claiming the same dosing regimen invention. On February 7, 1997, the Company and such generic manufacturer entered into a cross-licensing agreement (the "License Agreement") pursuant to which the parties agreed to resolve, as between themselves, the effects of such potential interference by granting licenses under their respective patent application and patent.

         The Company is aware that certain European and U.S. patents have been issued with claims covering products that contain certain non-CFC propellant-driven aerosol formulations. The European patents are currently subject to an opposition proceeding in Europe, and certain claims in such patents have been held invalid in the United Kingdom. Certain or all of the Company's aerosol products under development may use a formulation covered by such European or U.S. patents. In such event, the Company would be prevented from making, using or selling such products unless the Company obtains a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid or unenforceable in Europe or the United States, respectively. The Company's development of products that are covered by such patents and its failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on the Company's business.

         The patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that the patents owned and licensed by the Company, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of Company products or require licensing and the payment of significant fees or royalties by the Company. Furthermore, there can be no assurance that any of the Company's future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that the Company's patents or future patents will give the Company an exclusive position in the subject matter claimed by those patents. The Company may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, on terms and conditions acceptable to the Company, or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have or will devote sufficient resources to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

         The Company also relies on trade secrets and other unpatented proprietary information in its product development activities. To the extent that the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products under development, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

         The Company engages in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements. Several legislative bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form such new laws may take. Accordingly, the effect of such potential legislative changes on the Company's intellectual property estate is uncertain.

LIMITED SALES AND MARKETING EXPERIENCE

         Although the Company markets NIASPAN and intends to market its other products under development through its own specialty sales force, its marketing experience to date is limited. Moreover, substantial resources will continue to be required for the Company to promote the sale of NIASPAN and its products under development. There can be no assurance that the Company will be able to devote resources to NIASPAN or its other products under development sufficient to achieve market acceptance. The Company's failure to expend the resources to adequately promote NIASPAN would have a material adverse effect on the Company. The Company's failure to expend the resources to adequately promote any of its other products under development could have a material adverse effect on the Company.

COMPETITION AND TECHNOLOGICAL CHANGE

         The active ingredient in NIASPAN, niacin, is available in several other formulations, most of which do not require a prescription. Although the Company believes that there are no other currently available niacin formulations that have been approved by the FDA specifically for once-a-day dosing, there can be no assurance that physicians will not prescribe or recommend some of these unapproved niacin formulations, using the NIASPAN dosing regimen, to try to achieve the same results as NIASPAN. Substitution of other niacin formulations for NIASPAN could have a material adverse effect on the Company. Moreover, manufacturers of other niacin formulations could promote their products using the NIASPAN dosing regimen and could promote the sale of their products to treat the indications for which the Company has received clearance to market Niaspan. Although such promotion would be a violation of FDA regulations, the occurrence of such practices would have a material adverse effect on the Company. Moreover, many products are commercially available for the treatment of elevated LDL cholesterol, and the manufacturers of such products have significantly greater financial resources and sales and manufacturing capabilities than the Company. There can be no assurance that NIASPAN or any other product developed by the Company will be able to compete successfully with any of those products.

         Many established pharmaceutical and biotechnology companies, universities, and other research institutions with resources significantly greater than the Company's may develop products that directly compete with the Company's products. Even if the Company's products under development prove to be more effective than those developed by other entities, such other entities may be more successful in marketing their products than the Company because of greater financial resources, stronger sales and marketing efforts, and other factors. These entities may succeed in developing products that are safer, more effective or less costly than the products developed by the Company. There can be no assurance that any products developed by the Company will be able to compete successfully with any of those products.

GOVERNMENT REGULATION; NO ASSURANCES OF REGULATORY APPROVAL

         The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are currently subject to extensive regulation by the FDA and may in the future be subject to foreign regulations. The drug approval process takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit, or prevent regulatory approval. Although the Company may consult the FDA for guidance in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. In addition, delays or rejections of applications for regulatory approval may result from changes in or additions to FDA regulations concerning the drug approval process. Similar delays may also be encountered in foreign countries. There can be no assurance that any regulatory review will be conducted in a timely manner or that regulatory approvals will be obtained for any products developed by the Company. Even if regulatory approval of a product is obtained, the approval may be limited as to the indicated uses for which it may be promoted or marketed. In addition, a marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual regulatory review and periodic inspections, and later discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on such products or manufacturers, which may require a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on the Company.

         The Company's business is also subject to regulation under state, federal and local laws, rules, regulations and policies relating to the protection of the environment and health and safety, including those governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials. The Company believes that it is in compliance in all material respects with all such laws, rules, regulations and policies applicable to the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with such environmental and health and safety laws and regulations in the future. The Company's research and development involves the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable state, federal and local regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company and materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON CERTAIN COLLABORATORS

         The Company relies on third parties for certain aspects of the development of certain of its products under development. The Company has entered into agreements with Fuisz Technologies Ltd. ("Fuisz"), including a joint venture, pursuant to which the Company and Fuisz have agreed to collaborate in the development of three products. Under the terms of these agreements, Kos is responsible for conducting pharmacokinetic studies and clinical trials and Fuisz is responsible for the formulation of such products. The Company is not aware of any FDA approved products that have successfully incorporated Fuisz' microsphere technology, which is intended to be used in certain of the products being developed under such agreements. The Company's ability to commercialize these products may depend to a significant extent on the efforts of Fuisz, over which the Company has no control. There can be no assurance that Fuisz will be successful in developing any of the Company's products under development. The Company also relies on other third parties for certain aspects of the development of the Company's presently planned or future products. There can be no assurance that the Company will be able to enter into future collaborative arrangements on favorable terms, or at all. Even if the Company is successful in entering into such collaborative agreements, there can be no assurance that any such arrangement will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party's employees responsible for the project, the third party's commitment to the arrangement, and the financial condition of the third party, all of which are beyond the control of the Company.

LIMITED MANUFACTURING EXPERIENCE; RISK OF SCALE-UP

         The Company currently manufactures NIASPAN in one manufacturing plant that has been inspected and approved by the FDA, and it manufactures clinical materials for its products under development in another manufacturing plant. The Company believes both plants operate in substantial compliance with current Good Manufacturing Practices ("cGMP") regulations for the manufacture of pharmaceutical products. The Company may need to further scale-up certain of its current manufacturing processes to achieve production levels consistent with the commercial sale of its products. Further, modifications to the facilities, systems and procedures may be necessary to maintain capacity at a level sufficient to meet market demand or to maintain compliance with cGMP regulations and other regulations prescribed by various regulatory agencies including the Occupational Safety and Health Administration and the Environmental Protection Agency. Failure by the Company to successfully further scale-up, expand in connection with manufacture for commercial sale, or modify its manufacturing process or to comply with cGMP regulations and other regulations could delay the approval of the Company's products under development or limit the Company's ability to meet the demand for its products, either of which would have a material adverse effect on the Company. Such occurrences may require the Company to acquire alternative means of manufacturing its products, which may not be available to the Company on a timely basis, on commercially practicable terms, or at all.

NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

         The Company's ability to commercialize successfully its products under development is dependent in part on the extent to which appropriate levels of reimbursement for NIASPAN or the Company's products under development are obtained from government authorities, private health insurers, and managed care organizations such as health maintenance organizations ("HMOs"). Managed care organizations and other third-party payors are increasingly challenging the pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for NIASPAN or the Company's products under development. Such cost containment measures and potential legislative reform could affect the Company's ability to sell NIASPAN or its products under development and may have a material adverse effect on the Company. Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. There can be no assurance that reimbursement in the United States or foreign countries will be available for NIASPAN or any of the Company's products under development, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, NIASPAN or the Company's products under development. The unavailability or inadequacy of third-party reimbursement for NIASPAN or the Company's products under development would have a material adverse effect on the Company.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

         The Company has experienced negative cash flows from operations since its inception. The Company has spent and will continue to be required to spend substantial funds to continue research and development, including clinical trials of its products under development, and to commercialize NIASPAN and its products under development if regulatory approvals are obtained for such products under development. The Company may need or elect to raise additional capital. The Company's capital requirements will depend on many factors, primarily relating to the near-term commercial success of NIASPAN; the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development, and clinical trial programs; the costs and timing of seeking regulatory approvals of the Company's products under development; the Company's ability to obtain such regulatory approvals; costs in filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, or other arrangements; and changes in economic, regulatory, or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that the Company's NIASPAN product is successfully commercialized, and that testing and regulatory procedures relating to the Company's products under development can be conducted at projected costs and within projected time frames. There can be no assurances that any of these assumptions will prove to be accurate.

         To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the initial marketing efforts for NIASPAN are not successful, if the results of the Company's clinical trials for its products under development are not favorable, or if regulatory approval for any of the Company's products under development is not obtained. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to NIASPAN or to some or all of its technologies or products under development. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock.

DEPENDENCE ON SINGLE SOURCES OF SUPPLY

         Some materials used in the Company's products, including niacin, the active ingredient in NIASPAN, are currently sourced from a single qualified supplier. The Company does not have a contractual arrangement with its sole supplier of niacin. Although the Company has not experienced difficulty to date in acquiring niacin, or other materials for product development, no assurance can be given that supply interruptions will not occur in the future or that the Company will not have to obtain substitute materials, which would require additional product validations and regulatory submissions. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture its products or to obtain or maintain regulatory approval of such products.

RISK OF PRODUCT LIABILITY CLAIMS; NO ASSURANCE OF ADEQUATE INSURANCE

         Manufacturing, marketing, selling, and testing NIASPAN and the Company's products under development entails a risk of product liability. The Company could be subject to product liability claims in the event the Company's products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage the Company's reputation and impair the marketability of the Company's products. While the Company maintains liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that damages payable by the Company would not have a material adverse effect on the Company's business, financial condition, and results of operations and on the price of the Company's Common Stock.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is dependent on its ability to attract and retain highly qualified scientific and management personnel. The Company faces intense competition for personnel from other companies, academic institutions, government entities, and other organizations. There can be no assurance that the Company will be successful in attracting and retaining key personnel. The loss of key personnel, or the inability to attract and retain the additional, highly-skilled employees required for the expansion of the Company's activities, could adversely affect the Company's results of operations and its business.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         The Company has granted certain registration rights to the Company's controlling shareholder and to Kos Investments, the holder of the Convertible Note, which entitle such entities to cause the Company to effect three registrations under the Securities Act of sales of shares of the Company's Common Stock owned by such entities. These registration rights generally would also permit the holders of such rights to include shares in any registration statement otherwise filed by the Company. By exercising these registration rights, these entities could cause a large number of shares to be registered and become freely tradeable without restrictions under the Securities Act (except for those purchased in the offering by affiliates of the Company) immediately upon the effectiveness of such registration. Such sales may have an adverse effect on the market price of the Common Stock and could impair the Company's ability to raise additional capital.

POSSIBLE STOCK PRICE VOLATILITY

         The stock market, including the Nasdaq National Market, on which the Company's shares are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like the stock prices of many publicly traded pharmaceutical and biotechnology companies, has been and may continue to be highly volatile. The sale by the Company's controlling shareholder or members of the Company's management of shares of Common Stock, announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to NIASPAN or to products under development by the Company or its competitors, regulatory developments in either the United States or foreign countries, public concern as to the safety of pharmaceutical and biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock.

CONTROL BY EXISTING SHAREHOLDER

         As of August 31, 1997, Michael Jaharis, the Chairman of the Board of Directors of the Company and one of its founders, beneficially owned approximately 69.6% of the outstanding Common Stock, including 948,683 shares of Common Stock issuable as of August 31, 1997, to Kos Investments upon conversion of the Convertible Note. Accordingly, this shareholder can control the outcome of certain shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation, and the approval of mergers and other significant corporate transactions. This level of concentrated ownership by one person, along with the factors described in "Risk Factors -- Anti-Takeover Provisions," may have the effect of delaying or preventing a change in the management or voting control of the Company.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as the Florida Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. Moreover, certain provisions of the Company's Articles of Incorporation or Bylaws generally permit removal of directors only for cause by a 60% vote of the shareholders of the Company, require a 60% vote of the shareholders to amend the Company's Articles of Incorporation or Bylaws, require a demand of at least 50% of the Company's shareholders to call a special meeting of shareholders, and prohibit shareholder actions by written consent.

DILUTION; ABSENCE OF DIVIDENDS

         Purchasers of shares of Common Stock in this offering will experience dilution in net tangible book value per share upon the exercise of outstanding stock options. The Company has not paid any cash dividends since inception. The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING SHAREHOLDERS

          The following table lists the names of the Selling Shareholders, the number of shares of the Common Stock beneficially owned by each of them (including shares subject to options exercisable within 60 days) as of September 2, 1997, and the number of shares each Selling Shareholder will be eligible to sell pursuant to this Prospectus upon the exercise of options granted to them under the Plan or outside the Plan, and the number and the percent of shares of Common Stock to be held by such Selling Shareholder after the offering. As of September 2, 1997, the Company had 14,772,718 shares of Common Stock issued and outstanding. Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of Common Stock shown as beneficially owned by such stockholder.

                                                                            AMOUNT TO BE HELD
                                                                              AFTER OFFERING
                                       NUMBER OF        NUMBER OF          -------------------
                                         SHARES       SHARES COVERED                     % OF
                                      BENEFICIALLY       BY THIS           NUMBER OF    COMMON
SELLING SHAREHOLDER                      OWNED          PROSPECTUS           SHARES      STOCK
-------------------                   ------------    --------------       ---------    -------
Robert E. Baldini(1)                     50,001          200,000                1          *
Daniel M. Bell(2)                       750,026          750,000               26          *
David J. Bova(3)                        279,101          275,000            4,101          *
John Brademas                                --            5,000               --          --
Duncan H. Cocroft                            --           80,000               --          --
Anthony J. Cutie(4)                      50,201           50,000              201          *
David L. Heatherman(5)                   10,001           40,000                1          *
Steven Jaharis(6)                         5,001            8,000                1          *
Louis C. Lasagna                             --            5,000               --          --
Mark Novitch                                 --            5,000               --          --
Frederick A. Sexton(7)                   10,173           40,000              173          *
Frederick B. Whittemore                      --            5,000               --          --


----------

 *    Less than one percent.

(1) Includes 50,000 shares of Common Stock that may be purchased by Mr. Baldini pursuant to an option, which is currently exercisable.

(2) Includes 750,000 shares of Common Stock that may be purchased by Mr. Bell pursuant to an option, which is currently exercisable.

(3) Includes 275,000 shares of Common Stock that may be purchased by Mr. Bova pursuant to an option, which is currently exercisable.

(4) Includes 50,000 shares of Common Stock that may be purchased by Dr. Cutie pursuant to an option, which is currently exercisable. Also includes 200 shares owned by Dr. Cutie's son, with respect to which Dr. Cutie disclaims beneficial ownership.

(5) Includes 10,000 shares of Common Stock that may be purchased by Mr. Heatherman pursuant to an option, which is currently exercisable.

(6) Includes 5,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to an option, which is currently exercisable.

(7) Includes 10,000 shares of Common Stock that may be purchased by Mr. Sexton pursuant to an option, which is currently exercisable. Also includes 172 shares owned by Mr. Sexton's wife, with respect to which Mr. Sexton disclaims beneficial ownership.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders, although the Company is entitled to receive the exercise price of the options under which the Shares are acquired by the Selling Shareholders. The proceeds received by the Company as a result of the exercise of the options may be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock are being registered for reoffers and resales by the Selling Shareholders for their own accounts. Such shares of Common Stock may be resold from time to time by any of the Selling Shareholders or by pledgees, donees, transferees or other successors in interest, directly to purchasers, in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market outside of the Nasdaq National Market in separately negotiated transactions or in a combination of such transactions, at market prices prevailing at the time of such sale, at prices related to such prevailing prices or at prices otherwise negotiated.

         Certain of the Selling Shareholders may be limited in the amount of shares of Common Stock which they may sell during any three month period as a result of the volume limitations contained in Rule 144 of the Securities Act of 1933 (the "Securities Act"). The amount of shares of Common Stock which may be sold by such Selling Shareholders within any three month period may not exceed the greater of (i) one percent of the shares of Common Stock of the Company outstanding as shown by the most recent report filed by the Company; (ii) the average weekly reported volume of trading in shares of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of the forms required under Rule 144 (or if no such notice is required, the date of receipt of the order by a broker-dealer to execute the transaction directly with a market maker), or (iii) the average weekly volume of trading in the shares of Common Stock reported through the consolidated transaction reporting system under the Exchange Act during such four week period.

         The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, a special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) of the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         There can be no assurances that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company, a Florida corporation, has included in its Bylaws provisions to indemnify its directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. The Company has obtained a director and officer liability insurance policy for the benefit of its directors and officers. Under the policy, such persons are insured against certain liabilities incurred in the discharge of their duties in their capacity as directors and officers of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Holland & Knight LLP, One East Broward Boulevard, Ft. Lauderdale, Florida 33301.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus and this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm, as experts in giving said report.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission by the Kos Pharmaceuticals, Inc. (the "Company") are incorporated herein by reference:

         (1) The Company's annual report on Form 10-K filed for the period ending June 30, 1997;

         (2) The Company's reports on Form 8-K filed with the Commission on July 29, 1997, and September 2, 1997;

         (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part thereof from the date of filing of such documents; and

         (4) The description of the Company's Common Stock contained under the caption "Description of Registrant's Capital Stock" in the 424(b) Prospectus and incorporated by reference into the Registration Statement of the Company on Form 8-A (Commission File No. 000-22171) filed with the Commission pursuant to
Section 12(g) of the Exchange Act on February 25, 1997.

         Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such request should be directed to the President, Kos Pharmaceuticals, Inc., 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, telephone number (305) 577-3464.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act ("FBCA") and the Company's Bylaws provide that in certain cases, each officer and director of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such. The Company has also purchased directors' and officers' liability insurance consistent with the provisions of the Florida Business Corporation Act to protect directors and officers from liabilities against various laws, including the Securities Act of 1933.

         The Company's Bylaws provide:

         RIGHT TO INDEMNIFICATION. Any person, his heirs, or personal representative, made, or threatened to be made a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, regulatory, or investigative ("Proceeding") because he is or was a director or officer of this Corporation or serves or served any other corporation or other enterprise in any capacity at the request of this Corporation, shall be indemnified by this Corporation, to the full extent permitted by the Florida Business Corporation Act; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. In discharging his duty, any director or officer, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (1) one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, (2) counsel, public accountants, or other persons as to matters that the director or officer believes to be within that person's professional or expert competence, or (3) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent.

         ADVANCES. The rights set forth above in this Article VI shall include the right to be paid by the Corporation expenses incurred in defending or being represented in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer because he is or was a director of officer of this Corporation or serves or served any other corporation or enterprise in any capacity at the request of this Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI or otherwise.

         CONTRACT RIGHT. All rights to indemnification, including advancement of expenses, shall be deemed to be provided by a contract between the Corporation and the director or officer who serves in such capacity at any time while this Article VI and other relevant provisions of the Florida Business Corporation Act and other applicable law, if any, are in effect, such that any repeal or modification thereof shall not adversely affect any right existing at the time of such repeal or modification.

         RIGHT TO BRING SUIT. If a claim under the preceding paragraphs of this
         Article VI is not paid in full by the Corporation within 90 days after a written claim therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense, including attorney's fees, of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which makes it permissible under the Florida Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Florida Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

         NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this
         Article VI shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of these Bylaws, the Articles of Incorporation, agreement, vote of shareholders or disinterested directors or otherwise.

         INSURANCE. The Corporation may maintain insurance, at its expense, for the purpose of indemnifying itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, trust or other enterprise, whether or not the Corporation would have the power to provide such indemnity under the Florida Business Corporation Act.

Section 607.0850 of the FBCA, "Indemnification of officers, directors, employees and agents," provides:

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                           (a) By the board of directors by a majority vote of a
                  quorum consisting of directors who were not parties to such proceeding;

                           (b) If such a quorum is not obtainable or, even if
                  obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                           (c) By independent legal counsel;

                                    1. Selected by the board of directors
                           prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

                                    2. If a quorum of the directors cannot be
                           obtained for paragraph (1) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                           (d) By the shareholders by a majority vote of a
                  quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                           (a) A violation of the criminal law, unless the
                  director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                           (b) A transaction from which the director, officer,
                  employee, or agent derived an improper personal benefit;

                           (c) In the case of a director, a circumstance under
                  which the liability provisions of s. 607.0834 are applicable;
                  or

                           (d) Willful misconduct or a conscious disregard for
                  the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                           (a) The director, officer, employee, or agent is
                  entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                           (b) The director, officer, employee, or agent is
                  entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                           (c) The director, officer, employee, or agent is
                  fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection
                  (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (11) For purposes of this section;

                           (a) The term "other enterprises" includes employee
                  benefit plans;

                           (b) The term "expenses" includes counsel fees,
                  including those for appeal;

                           (c) The term "liability" includes obligations to pay
                  a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                           (d) The term "proceeding" includes any threatened,
                  pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

                           (e) The term "agent" includes a volunteer;

                           (f) The term "serving at the request of the
                  corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

                           (g) The term "not opposed to the best interest of the
                  corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The exhibits filed as part of this Registration Statement are as follows:


         EXHIBIT
         NUMBER            DESCRIPTION
         -------           -----------

         4.1      --       Articles of Incorporation of the Company, as amended, (incorporated by reference to
                           Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 filed with the
                           Commission on December 17, 1997, as amended (File No. 333-17991))

         4.2      --       Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's
                           Registration Statement on Form S-1 filed with the Commission on December 17, 1997, as amended (File No. 333-17991))

         5        --       Opinion of Holland & Knight LLP

         23.1     --       Consent of Arthur Andersen LLP

         23.2    --        Consent of Holland & Knight LLP (included in opinion filed as Exhibit 5)

         24       --       Powers of Attorney (included on the signature page to this Registration Statement)



ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in The Registration Statement;

provided, however, that paragraphs (a) (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, Kos Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on the 12th day of September, 1997.

                                                KOS PHARMACEUTICALS, INC.

                                                By: /s/ Daniel M. Bell
                                                    -------------------------
                                                    Daniel M. Bell, President


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel M. Bell and George Blews and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the dates indicated.



                 SIGNATURE                                         TITLE                                     DATE
                 ---------                                         -----                                     ----
/s/ Michael Jaharis                                  Chairman of the Board of Directors               September 12, 1997
--------------------------------------------
Michael Jaharis

/s/ Daniel M. Bell                                       President, Chief Executive                   September 12, 1997
--------------------------------------------                Officer and Director
Daniel M. Bell                                         (Principal Executive Officer)


/s/ Duncan H. Cocroft                                   Senior Vice President, Chief                  September 12, 1997
--------------------------------------------                Administrative Officer
Duncan H. Cocroft                                       (Principal Financial Officer)

/s/ Juan F. Rodriguez                                            Controller                           September 12, 1997
--------------------------------------------           (Principal Accounting Officer)
Juan F. Rodriguez


--------------------------------------------      Vice Chairman of the Board of Directors
Robert E. Baldini

/s/ John Brademas                                                 Director                               August 27, 1997
--------------------------------------------
John Brademas

/s/ Steven Jaharis                                                Director                            September 12, 1997
--------------------------------------------
Steven Jaharis

/s/ Louis C. Lasagna                                              Director                            September 12, 1997
--------------------------------------------
Louis C. Lasagna

/s/ Mark Novitch                                                  Director                               August 28, 1997
--------------------------------------------
Mark Novitch


--------------------------------------------                      Director
Frederick B. Whittemore




                                  EXHIBIT INDEX
                                  -------------



EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

5        --        Opinion of Holland & Knight LLP

23.1     --        Consent of Arthur Andersen LLP

23.2     --        Consent of Holland & Knight LLP
                   (included in opinion filed as Exhibit 5)